Exhibit 4(a) (v)

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT, dated January 12, 2009 (this “Agreement”) between Lloyds TSB Group plc, a company incorporated in Scotland (the “Company”) and The Commissioners of Her Majesty’s Treasury (the “Investor”).

RECITALS

          A. The Placing and Open Offer Agreement. The Company and the Investor are parties to a Placing and Open Offer Agreement, effective as of October 13, 2008, as amended by an amendment agreement dated January 12, 2009 (as so amended, the “Placing and Open Offer Agreement”), pursuant to which the Investor has undertaken to purchase Ordinary Shares (as defined below) from the Company.

          B. Registration Rights. In connection with the consummation of the transactions contemplated by the Placing and Open Offer Agreement, and pursuant to the terms of the Placing and Open Offer Agreement, the parties desire to enter into this Agreement in order to grant certain registration rights to the Investor as set forth below.

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

GENERAL

1.1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          “Amended Shelf Registration Statement” has the meaning ascribed to it in Section 2.1(d).

          “Approved Underwriter” has the meaning ascribed to it in Section 2.1(b).

          “ADSs” means American Depositary Shares of the Company, each representing 20 Ordinary Shares.

          “Board of Directors” has the meaning ascribed to it in Section 2.2(b).

          “Close Period” means any close period as defined in Annex I to Chapter 9 of the Listing Rules made by the UK Financial Services Authority pursuant to Part VI of the Financial Services and Markets Act 2000 in relation to the Company.

          “Earliest Demand Registration Date” means July 22, 2009.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 2.10 hereof.

          “Holders’ Counsel” means one counsel for the Investor or selling Holders chosen by (i) Holders holding a majority interest in the Registrable Securities being registered, or (ii) agreement between them.

          “Initiating Holder” has the meaning ascribed to it in Section 2.1(a).

          “Notice of Demand” has the meaning ascribed to it in Section 2.1(a).

          “Other Shareholder” has the meaning ascribed to it in Section 2.2(c).

          “Ordinary Shares” has the meaning ascribed to it in the Placing and Open Offer Agreement, and includes ADSs.

          “Person” means any individual, corporation, partnership, joint venture, wholly owned (whether directly or indirectly) entity, limited liability company, business trust, joint stock company, trust or unincorporated organization or any government or any agency or political subdivision thereof.

          “Permitted Registration Rights” has the meaning ascribed to it in Section 2.13(a).

          “Piggyback Registration” has the meaning ascribed to it in Section 2.2(a).

          “Placing and Open Offer Agreement” has the meaning ascribed to it in Recital A.

          “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form F-3 (or any successor form).

          “Registrable Securities” means (a) the Ordinary Shares acquired by the Investor pursuant to the terms of the Placing and Open Offer Agreement including, for the avoidance of doubt, any Ordinary Shares issued to the Investor upon exchange for HBOS Ordinary Shares (as defined in the Placing and Open Offer Agreement) and (b) any other securities of the Company issued or issuable as distribution with respect to or in exchange or replacement for or on exercise of any shares referred to in clause (a); provided that the Ordinary Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act, (iii) they shall have ceased to be outstanding or (iv) they have been sold, distributed or otherwise transferred in a transaction (including a sale over the London Stock Exchange or any other stock exchange on which the Company’s Ordinary Shares are listed) in which the transferor’s rights under this Agreement are not assigned, transferred or novated to the transferee of the Ordinary Shares. No Registrable Securities may be registered under more than one registration statement at any one time.

          “Registration Expenses” means all expenses incurred by the Company or any Holder in effecting any registration pursuant to this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include (a) Selling Expenses and (b) the compensation of regular employees of the Company, which shall be paid in any event by the Company.

          “SEC” or “Commission” means the U.S. Securities and Exchange Commission and any successor agency.

          “Securities Act” shall mean the Securities Act of 1933, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

          “Wholly Owned Entity” has the meaning ascribed to it in Section 2.10(a).

ARTICLE II

REGISTRATION

2.1. Demand Registration.

          (a) Subject to the conditions of this Section 2.1, if at any time the Company shall receive a written request from a Holder (the “Initiating Holder”) that the Company register under the Securities Act Registrable Securities, which request shall include the amount of Registrable Securities proposed to be sold and the intended method of distribution thereof (a “Notice of Demand”), then the Company shall, subject to the limitations of this Section 2.1, effect, as promptly as reasonably practicable, the registration under the Securities Act of all Registrable Securities that the Initiating Holder requests to be registered.

          (b) If the Initiating Holder intends to distribute the Registrable Securities covered by its Notice of Demand by means of an underwritten offering, (1) it shall so advise the Company as a part of its Notice of Demand made pursuant to this Section 2.1 and (2) it shall have the right to appoint a managing underwriter or underwriters of recognized international standing, which appointment shall be subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed (the “Approved Underwriter”), provided that to the extent appropriate and permitted under applicable law, such Initiating Holder shall consider the qualifications of any broker-dealer affiliate of the Company in selecting the managing underwriters in any such distribution.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.1: (i) prior to the Earliest Demand Registration Date, (ii) unless the anticipated aggregate offering price to the public exceeds $100,000,000 (provided that if the anticipated aggregate offering price to the public of all Registrable Securities that remain outstanding at the time is less than $100,000,000, the Company shall be required to effect the registration for all of the remaining outstanding Registrable Securities), (iii) more than two (2) times in any twelve (12) month period and after each of such registrations has been declared or ordered effective and kept effective by the Company as required by Section 2.5(a) of this Agreement; (iv) with respect to a registration of Registrable Securities during the period starting with the date thirty (30) calendar days prior to the Company’s good faith estimate of the launch date of, and ending on a date ninety (90) calendar days after the closing date of, a Company-initiated registered offering of equity securities or securities convertible into or exchangeable for equity securities; provided that the Company is actively employing in good faith all reasonable best efforts to launch such registered offering; (v) during any Close Period; or (vi) if the Company has notified the Holders that in the good faith judgment of the Company, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing (but not the preparation of any registration statement) for a period of not more than ninety (90) calendar days after receipt of Notice of Demand; provided that such right to delay a request shall be exercised by the Company not more than two (2) times in any twelve (12) month period and in any case for not more than ninety (90) calendar days in the aggregate in any twelve (12) month period. For the avoidance of doubt, if in any twelve (12) month period, the Company effects a registration or underwritten offering of Registrable Securities in accordance with the requirements of this Section 2.1 two (2) times, it will not be required to effect a further registration or underwritten offering of Registrable Securities in such twelve (12) month period, and any Notice of Demand communicated to the Company during such period, from any Holder, shall be of no force and effect.

          (d) One registration pursuant to this Section 2.1 may be required by a Holder to be effected by means of a shelf registration statement (a “Shelf Registration Statement”) relating to any or all of the Registrable Securities in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. The Company shall use its reasonable best efforts to cause any Shelf Registration Statement to remain effective, except during the periods described in Section 2.6, including by filing extensions of the Shelf Registration Statement; provided that (i) no provision of this Agreement shall prevent the Company from fulfilling its obligations under this Section 2.1(d) by amending the Company’s shelf registration statement on Form F-3 to allow the offer and sale of Ordinary Shares (an “Amended Shelf Registration Statement”) and (ii) during any time when a Shelf Registration Statement (including an Amended Shelf Registration Statement) is effective, the Company’s obligations to effect the registration of Registrable Securities pursuant to Section 2.1(a) shall be deemed satisfied, and any underwritten offering of securities carried out pursuant to this Section 2.1 shall be effected by way of an offering under the Shelf Registration Statement (including an Amended Shelf Registration Statement) and otherwise in accordance with the terms, requirements and limitations set forth in this Agreement.

2.2. Right to Piggyback.

          (a) Whenever the Company proposes to register any of its equity securities under the Securities Act (except (a) for any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, including pursuant to a registration statement on Form S-8 or any successor thereto, (b) pursuant to a demand registration effected in accordance with Section 2.1 or (c) for any registration of securities on Form F-4 or any successor thereto and other than solely pursuant to a registration statement on Form F-6), the Company shall (i) as soon as practicable (but in no event less than thirty (30) calendar days prior to the proposed date of filing of the related registration statement), give written notice to the Holders of its intention to effect such a registration; and (ii) shall register under such registration statement all Registrable Securities (in accordance with the priorities set forth in subsections (b) and (c) below) with respect to which the Company shall have received written requests therefor within fifteen (15) calendar days after delivery of the Company’s notice (each such registration, a “Piggyback Registration”).

          (b) If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriters advise the Board of Directors of the Company (“the Board of Directors”) in writing that in their opinion the total number of shares of equity securities (including the Registrable Securities) requested to be included in the registration would prevent the underwriters from completing such offering, then the Company shall promptly provide the Holders with a copy of such advice and consult with the Holders with respect to such advice, and after such consultation shall include in such registration only such number of shares of equity securities (including the Registrable Securities), if any, which the managing underwriters determine can be sold in such offering without preventing the underwriters from completing such offering. The Company shall include in such Piggyback Registration (i) first, 100% of the equity securities that the Company proposes to sell as part of its initial registration and (ii) second, if the Holders participate in such registration, 100% of the Registrable Securities that the Holders propose to sell, or such lesser amount determined by the managing underwriters pursuant to the preceding sentence.

          (c) If a Piggyback Registration is an underwritten secondary registration on behalf of any Person other than a Holder (the “Other Shareholder”) who has Permitted Registration Rights and the managing underwriters advise the Board of Directors in writing that in their opinion the total number of shares of equity securities (including the Registrable Securities) requested to be included in the registration would prevent the underwriters from completing such offering, then the Company shall promptly provide the Holders with a copy of such advice and consult with the Holders with respect to such advice, and after such consultation shall include in such registration only such number of shares of equity securities (including the Registrable Securities) which the managing underwriters determine can be sold in such offering without preventing the underwriters from completing such offering. The Company shall include in such registration (i) first, 100% of the Registrable Securities that the Holders propose to sell and, 100% of the equity securities that such Other Shareholder proposes to sell, allocated, if necessary, pro rata between the Holders and such Other Shareholder on the basis of the number of Ordinary Shares owned by each such person; and (ii) second, only if all the equity securities referred to in clause (i) have been included, any other securities requested to be included therein that the managing underwriters have determined can be included pursuant to the preceding sentence.

          (d) If a Piggyback Registration involves an underwritten primary registration on behalf of the Company or any Other Shareholder with Permitted Registration Rights, the managing underwriter or underwriters thereof shall be selected by the Company, provided, however, that (i) such managing underwriter or underwriters shall be of recognized international standing, (ii) the Company shall consult with the Investor prior to agreeing upon any fees, discounts or other amounts payable to such managing underwriter or underwriters and (iii) if the aggregate amount of Registrable Securities included by Holders in the underwritten offering for such Piggyback Registration exceeds 15% of the total amount of Ordinary Shares to be included in such underwritten primary offering by the Company or such Other Shareholder, as applicable, such Holders shall be entitled to select an additional Approved Underwriter to act as a joint bookrunner.

          (e) The Company will use its reasonable best efforts not to register any of its securities for sale for its own account (other than securities issued to employees of the Company under an employee benefit plan or securities issued to effect a business combination pursuant to Rule 145 promulgated under the Securities Act) except as a firm commitment underwriting.

          (f)  No registration or designation of Registrable Securities effected pursuant to a request under this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 or shall relieve the Company of its obligations under Section 2.1.

2.3. Piggyback Rights in Respect of a Demand Registration.

          (a) If an Initiating Holder has made a Notice of Demand pursuant to Section 2.1, the Company shall give written notice to each Holder (other than the Initiating Holder) at least thirty (30) calendar days prior to the initial filing of a demand registration statement filed pursuant to Section 2.1 informing such Holder of its intent to file such demand registration statement and of such Holder’s rights under this Section 2.3 to request, as part of such demand registration, the registration of the Registrable Securities held by such Holder. Upon written request of any Holder made within fifteen (15) calendar days after any such notice is given (which request must include the amount of Registrable Securities proposed to be sold by such Holder), then the Company shall effect, as promptly as reasonably practicable, the registration under the Securities Act of all Registrable Securities that such Holder requests to be registered (in accordance with the priorities set forth in subsection (b) below).

          (b) If a demand registration made pursuant to Section 2.1 is (i) an underwritten registration initiated by the Investor as an Initiating Holder or is an underwritten registration in which the Investor shall participate by exercise of its rights under Section. 2.3(a) and (ii) other Holders shall have given notice of the exercise of their rights pursuant to Section 2.3(a) in respect of such underwritten registration, and the managing underwriters advise representatives of the Investor that in their opinion the total number of shares of Registrable Securities requested to be included in the registration would prevent the underwriters from completing such offering, then the Investor shall promptly provide the other Holders with a copy of such advice and consult with the other Holders with respect to such advice, and after such consultation shall communicate such advice to the Company. The Company shall include in such registration (i) first, 100% of the Registrable Securities that the Investor proposes to sell as part of its initial registration and (ii) second, if any other Holders participate in such registration, and only if all equity securities referred to in clause (i) have been included, 100% of the Registrable Securities that such other Holders propose to sell, or such lesser amount determined by the managing underwriters pursuant to the preceding sentence.

2.4. Expenses of Registration.

          (a) Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any underwritten offering made in accordance with the terms set forth herein shall be borne by the Company and the Holders pro rata on the basis of the number of Registrable Securities of each party to be registered and sold under the applicable registration statement.

          (b) The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Investor or requesting Holder(s) unless (i) the withdrawal is based upon (a) any fact, circumstance, event, change, effect or occurrence that individually or in the aggregate with all other facts or circumstances, events, changes, effects or occurrences has a material adverse effect on the Company, or (b) material adverse information concerning the Company that the Company had not publicly revealed at least forty-eight (48) hours prior to the request or that the Company had not otherwise notified the Investor or requesting Holders of at the time of such request or (ii) the Investor or the Holders of a majority of Registrable Securities, as the case may be, agree to forfeit their right to one requested registration pursuant to Section 2.1, as applicable, in which event such right shall be forfeited by all Holders.

          (c) If the Investor and/or the Holders are required to pay Registration Expenses, such expenses shall be borne by the Investor or the Holders of Registrable Securities requesting such registration in proportion to the number of Ordinary Shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (b)(i) above, then the Investor or the Holders, as the case may be, shall not forfeit their rights pursuant to Section 2.1.

2.5. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

          (a) Prepare and file with the SEC not later than forty-five (45) calendar days after the request a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective or such prospectus supplement current, for up to one hundred and twenty (120) calendar days other than a registration statement required by a Holder to be effected by means of a Shelf Registration Statement or Amended Shelf Registration Statement pursuant to Section 2.1(d) or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided that before filing a registration statement or prospectus, or filing any amendment thereof or supplement thereto, the Company shall furnish copies of all such documents proposed to be filed to Holders’ Counsel.

          (b) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

          (c) Furnish to the Holders such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) Enter into customary agreements (including if the method of distribution is by means of an underwriting, a customary underwriting agreement in form and substance reasonably satisfactory to the Holders with the managing underwriter or underwriters of such offering, provided that the Company shall consult with the Investor prior to agreeing upon any fees, discounts or other amounts payable to such managing underwriter or underwriters), take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) and make available members of management of the Company for assistance reasonably required in the selling effort relating to the Registrable Securities, including, but not limited to, the customary participation, which shall not be unduly burdensome, of such members of the Company’s management in “road shows”, as are reasonably required in order to facilitate the disposition of such Registrable Securities. Each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Company or any underwriters in connection with any registration statement other than such customary representations, warranties or agreements of a selling shareholder regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method or methods of distribution and any other representation, warranty or agreement required by law.

          (f) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (g) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering addressed to the underwriters and (iii) such other customary documents, certificates, resolutions or agreements as may reasonably be required by the underwriters.

          (h) Give written notice to the Holders:

(i)

when any registration statement filed at the request of a Holder pursuant to Section 2.1 or any amendment thereto has been filed with the SEC (except any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(ii)

of any request by the SEC for amendments or supplements to any registration statement filed at the request of the Investor pursuant to Section 2 or the prospectus included therein or for additional information;

(iii)

of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement filed at the request of the Investor pursuant to Section 2 or the initiation of any proceedings for that purpose;

(iv)

of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Ordinary Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)

of the happening of any event that requires the Company to make changes in any effective registration statement filed at the request of a Holder pursuant to Section 2 or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

          (i) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 2.5(h)(iii) at the earliest practicable time.

          (j) Upon the occurrence of any event contemplated by Section 2.5(h)(v) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 2.5(h)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 2.5(j).

          (k) Provide a transfer agent and registrar for purposes of settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

          (l) Use its reasonable best efforts to cause all Registrable Securities to be listed, on or prior to the effective date of any registration statement, on each securities exchange or national market on which similar securities issued by the Company are then listed.

          (m) On or prior to the effective date of any registration statement, to take all steps reasonably necessary to permit the deposit of all Registrable Securities that are not then held in the form of ADSs into such depositary receipt facility as the Company may then sponsor, and to prepare and file with the SEC any amendment to an existing registration statement on Form F-6, if necessary, to cover any ADSs held by any Holder or that will be held by any purchaser of Registrable Securities to be sold under any registration statement, it being understood that any customary fees, charges and taxes payable in connection with any deposit of Registrable Securities into a deposit agreement then sponsored by the Company shall be borne by the Holders pro rata on the basis of the number of Registrable Securities of each Holder to be deposited in accordance with this Section 2.5(m).

          (n) Cooperate as reasonably required with each Holder and each underwriter and their counsel, if Registrable Securities are being sold through underwriters, in connection with any filings required to made with the Financial Industry Regulatory Authority.

2.6. Suspension of Sales; Effectiveness of Registration Statements.

          (a) During any Close Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Close Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension (other than a suspension due to a Close Period) may be in effect in any twelve (12) month period shall not exceed the excess of ninety (90) calendar days over the number of days in such twelve-month period that the Company has delayed effecting a registration in reliance on Section 2.1(c)(vi).

          (b) A registration statement filed pursuant to this Section 2 shall be deemed not to have become effective (and the related registration shall be deemed not to have been effected) unless it has been declared effective by the SEC; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court (other than any such stop order or injunction issued as a result of the inclusion in such registration statement of any information supplied to the Company for inclusion therein by the Investor and/or the Holders) that is not subsequently remedied, such registration statement shall be deemed not to have become effective; provided, further, however, if any such stop order, injunction or other order or requirement of the SEC or any other governmental agency or court is subsequently remedied, such registration statement shall be deemed not to have been effective during the period of such interference.

2.7. Termination of Registration Rights. The registration rights granted under this Article II shall terminate with respect to any Holder as of the last day of the first calendar month in which the sum of the Ordinary Shares held by such Holder (including any Ordinary Shares issuable upon exchange of other securities held by such Holder) may be sold in a single transaction without registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

2.8. Furnishing Information.

          (a) Neither the Investor nor any Holder shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

          (b) The Investor and/or Holders agree to furnish to the Company such customary information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.9. Indemnification.

          (a) The Company agrees to indemnify and hold harmless each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents,

representatives and affiliates (which in the case of the Investor, means any governmental or quasi-governmental entity or Wholly Owned Entity), and each person or entity, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, penalties, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, penalty, damage, liability (or action or proceeding in respect thereof), cost or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company.

          (b) If the indemnification provided for in Section 2.9(a) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.9(b) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.9(a). Notwithstanding the provisions of this Section 2.9, in connection with any registration statement filed by the Company, no Indemnitee shall be required to contribute any amount in excess of the net proceeds received by such Indemnitee from the sale of Registrable Securities registered under such registration statement. No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

          (c) Each Indemnitee shall:

(i)

give notice as promptly as reasonably practicable to the Company of any action commenced against it after receipt of a written notice of any claim or the commencement of any action, claim, suit, investigation or proceeding in respect of which a claim for indemnification may be sought under this Section 2.9; and

(ii)

as promptly as reasonably practicable notify the Company after any such action is formally commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim), and shall keep the Company informed of, and, to the extent reasonably practicable, consult with the Company in relation to, all material developments in respect thereof, but in each case, only insofar as may be consistent with the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnitee’s view (acting in good faith), be prejudicial to it (or to any Indemnitee connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnitee owes to any third party or to any regulatory request that has been made of it. However, the failure to so notify the Company and keep the Company informed shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve the Company from any liability which it may have otherwise than on account of the indemnity set out in this Section 2.9.

          (d) Legal advisers for Indemnitees shall be selected by the Investor in respect of the Investor’s Indemnitees, and each Holder in respect of its Indemnitees. The Company may participate at its own expense in the defense of any action commenced against it provided that legal advisers for the Company shall not (except with the consent of the relevant Indemnitee) also be legal advisers for the Indemnitee.

          (e) In no event shall the Company be liable for fees and expenses of more than one legal adviser (in addition to any local legal advisers) separate from its own legal advisers for all Holders in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

          (f) The Company shall not, without the prior written consent of the relevant Indemnitees (acting in good faith), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 2.9 (whether or not the Indemnitees are actual or potential parties thereto), unless such settlement, compromise or consent: (i) includes an unconditional release of each Indemnitee from all liability arising out of such litigation, investigation, proceeding or claim; and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

2.10. Assignment or Novation of Registration Rights.

          (a) The Investor (or a Holder to whom the Investor has transferred, assigned or novated rights pursuant to this Section 2.10) shall be permitted to transfer, assign or novate its rights and obligations under this Agreement to (i) any Person to which the Investor or such Holder transfers or sells not less than $500,000,000 of Registrable Securities and (ii) subject to 2.10(b), any entity which is wholly owned, directly or indirectly, by the Investor (a “Wholly Owned Entity”); provided that the Investor (or a Holder to whom the Investor has transferred, assigned or novated rights pursuant to this Section 2.10) shall consult with the Company prior to transferring, assigning or novating its rights and obligations to a Person pursuant to Section 2.10(a)(i); provided, further, that any such consultation or its outcome shall not be binding on the Investor or such Holder and shall in no way limit the Investor or such Holder’s right and ability to effect a transfer, assignment or novation in accordance with Section 2.10(a)(i).

          (b) In the event of an assignment, transfer or novation made pursuant to Section 2.10(a)(ii), the Investor shall procure that, immediately prior to any such Wholly Owned Entity ceasing to be wholly owned directly or indirectly by the Investor, such rights and obligations under this Agreement shall be novated to the Investor or any other Wholly Owned Entity.

          (c) Subject to Section 2.10(a), no party to this Agreement shall be permitted to assign or novate, or purport to assign or novate, all or any part of the benefit of, or its rights or benefits under, this Agreement to any other person without the prior written consent of the other party.

2.11. “Market Stand-Off’. In connection with any registered sale of Ordinary Shares by the Company in which the Investor and/or the Holders shall participate by exercise of the rights provided hereunder, the Investor and/or such Holders hereby agree to discuss with the managing underwriter or underwriters of such registered sale entry by the Investor and/or such Holders into market stand-off or similar agreements in connection with the Investor and/or such Holders’ participation in such registered sale; provided that (i) no provision of this Agreement shall in any way be construed so at to require the Investor and/or such Holders to enter into any such market stand-off or similar agreement and (ii) the Investor and/or such Holders shall in any case not enter into any such market stand-off or similar agreement unless all executive officers and directors of the Company enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreements) for the same period as may be applicable to the Investor and/or such Holders.

2.12. Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

          (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual report of the Company; and such other reports and documents as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Ordinary Shares without registration.

2.13. Other Registration Rights. The Company shall not:

          (a) grant to any Other Shareholder any rights to request the Company to register any Ordinary Shares, unless (i) such rights are set forth in a written agreement with the Other Shareholder and such rights and the terms of such agreement are no more favorable to such Other Shareholder than the rights and terms set forth in this Agreement and (ii) such agreement stipulates that (A) in any demand registration made by the Investor or any Holder as the Initiating Holder (and pursuant to which any Holder may participate in accordance with Section 2.3 hereof), the Investor and/or any Holder participating therein shall (subject to the relative priorities between the Investor and other Holders set forth in Section 2.3 hereof) always have a first priority right over such Other Shareholder (or any Other Shareholder) to register and sell any Registerable Securities the Investor or such Holders propose to register and sell in any such registration ahead of any Registerable Securities any such Other Shareholder may propose to register or sell in connection therewith, (B) in any piggyback registration effected in connection with an underwritten primary registration by the Company which is not a demand registration by the Investor and/or the Holders, the Investor and/or the Holders shall always have a first priority right over such Other Shareholder (or any Other Shareholder) to register and sell any Registerable Securities the Investor or such Holders propose to register and sell in any such piggyback registration ahead of any Registerable Securities any such Other Shareholder may propose to register and sell in connection therewith and (C) in any piggyback registration effected in connection with an underwritten secondary registration by the Company on behalf of and/or in response to a demand from such Other Shareholder, the Investor and/or the Holders shall have the right to register and sell any Registrable Securities they propose to register and sell in any such piggyback registration, allocated, if necessary, pro rata between the Investor and/or the Holders and such Other Shareholder on the basis of the number of Ordinary Shares owned by such Person ((i) and (ii) together, the “Permitted Registration Rights”); and

          (b) effect any registration of its Ordinary Shares for or on behalf of or in response to any demand from any Other Shareholder, except such Other Shareholder who has been granted Permitted Registration Rights in accordance with this Agreement.

ARTICLE III

MISCELLANEOUS

3.1. No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Investor and/or the Holders in this Agreement or otherwise conflicts with the provisions hereof.

3.2. Authority; Enforceability. Each entity that is a party hereto has the corporate power and each has the authority to enter into this Agreement and to carry out its obligations hereunder. Each entity that is a party hereto is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each party.

3.3. Adjustments Affecting Registrable Securities. The Company shall not amend, or permit any amendment of, its articles of association, by-laws or similar organizational documents which would reasonably be expected to adversely affect the ability of Holders to include Registrable Securities in a registration undertaken pursuant to this Agreement or which would reasonably be expected to adversely affect the marketability of such Registrable Securities in any such registration.

3.4. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities to the extent set forth herein), and subject to the restrictions on assignments and novation set forth in Section 2.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.5. Applicable Law and Submission to Jurisdiction.

          (a) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, regardless of the law that might be applied under principles of conflicts of laws.

          (b) The Investor irrevocably submits to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT

IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.6(b).

3.6. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

3.7. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.8. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

(a)	if to the Company, to:

Lloyds TSB Group plc
Henry Duncan House
129 George St
Edinburgh EH2 4LH
Attention: Company Secretary

with copies to:

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Attention: Thomas N. O’Neill III
Fax: +44 (0) 20 7456 2222

(b)	if to the Investor, to:

The Commissioners of Her Majesty’s Treasury

1 Horse Guards Road
London SW1A 2HQ
Attention: Nikhil Rathi (Team Leader, Financial Stability)
Fax: + 44 (0) 20 7270 4844

with copies to:

Slaughter and May
One Bunhill Row
London EC1Y 8YY
Attention:	Tim Pharoah
Paul Dickson
Fax: +44 (0) 20 7090 5000

Cravath, Swaine & Moore LLP
One Ropemaker Street
London EC2Y 9HR
Attention: Philip J. Boeckman, Esq.
Fax: +44 (0) 20 7860 1150

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

3.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

3.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties

3.11. Aggregation of Securities. All Registrable Securities held or acquired by any wholly-owned subsidiary or parent of, or any corporation or entity that is controlling, controlled by, or under common control with, the Investor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12. Entire Agreement, Etc. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

3.13. Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

3.14. Interpretation of Placing and Open Offer Agreement. The parties agree that if the Investor transfers any Registrable Securities to an affiliate or nominee of the Investor, such affiliate or nominee shall have all the rights and be bound by the obligations of the Investor under the Placing and Open Offer Agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

LLOYDS TSB GROUP PLC

By:

Name:
Title:

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

By:

Name:
Title:

By:

Name:
Title: